Exhibit 99.1

S.Y. Bancorp Announces Record Second Quarter Results, With Net Income Rising 20%

    LOUISVILLE, Ky.--(BUSINESS WIRE)--July 21, 2005--S.Y. Bancorp, Inc. (AMEX:SYI), parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today reported results for the second quarter and six months ended June 30, 2005. The Company's record earnings for the periods reflected higher net interest income resulting from ongoing loan growth and the positive impact of improved asset quality. In response to improved credit quality metrics, the Company had no provision for loan losses in the second quarter. Also, sources of non-interest income increased due to the continued strong performance of the Company's investment management and trust operations as well as growing fee income. A summary of results for the second quarter and year-to-date period follows:

Quarter ended June 30,              2005           2004      Change
----------------------          -----------    -----------   ------
Net income                      $ 5,492,000    $ 4,579,000    19.9%
Net income per share, basic     $      0.40    $      0.33    21.2%
Net income per share, diluted   $      0.39    $      0.32    21.9%
Return on average equity              18.45%         17.11%
Return on average assets               1.74%          1.63%

Six months ended June 30,           2005           2004      Change
-------------------------       -----------    -----------   ------
Net income                      $10,269,000    $ 9,027,000    13.8%
Net income per share, basic     $      0.74    $      0.66    12.1%
Net income per share, diluted   $      0.73    $      0.64    14.1%
Return on average equity              17.44%         17.19%
Return on average assets               1.66%          1.62%

    "We are pleased to announce these record results for the second quarter, which again produced strong returns on average equity and assets," said Chairman David P. Heintzman. "Our performance for the quarter was fueled by ongoing growth in our core bank businesses characterized by solid loan growth and improving credit quality. Strong results from Stock Yards Trust Company also continued to drive our growth in non-interest income. These factors combined to generate strong results for the quarter and first six months of the year.
    "We are pleased to see signs of improving credit quality, including a significant reduction of non-performing loans from the first quarter," Heintzman continued. "Our evaluation of credit quality and risk, together with improved credit metrics including continued low levels of net charge-offs, did not require a provision for loan losses for the quarter. While we recognize that credit risk remains an inherent part of our business and can represent a significant challenge to profitability, as of June 30, 2005, we are confident that the Bank has properly identified and provided for risk in the loan portfolio. We also note that our allowance for potential loan losses remains very strong from a historical standpoint and in comparison to the level of non-performing loans now in our portfolio."
    Concluding, Heintzman stated, "We are excited about the Company's solid performance in the first half of the year and believe that our strong focus on customer service will continue to benefit both our core bank businesses and other areas, including trust and brokerage. We remain focused on developing all of our revenue areas and maintaining our diverse revenue stream, which has been key to our strong and consistent results for shareholders."
    Net interest income, the Company's largest source of revenue, increased 10% for the second quarter and 6% for the first half of 2005 versus comparable 2004 periods, due primarily to growth in loans, the Company's most significant earning asset. On a taxable equivalent basis, net interest income increased 10% for the second quarter of 2005 and 6% for the year to date. These results were tempered by lower net interest margins during the first six months of 2005 compared with the same period in 2004. Net interest margin for the second quarter, at 4.24%, was down one basis point from the year-earlier period, but was up 20 basis points compared with the first quarter of 2005. The rise in net interest margin was due to the Company's ability to hold down deposit costs as interest rates rose on variable-rate loans. Net interest margin for the first six months of 2005 was 4.14% versus 4.27% in the year-earlier period. Although the Company believes it is well positioned for a rising interest rate environment, future increases in rates by the Federal Reserve may not have a beneficial impact on the margin as the positive effect of asset repricing may be offset by increased competitive pressure in deposit pricing. Depending on expected asset repricing and such factors as competitive rate pressures or unforeseen changes in the Company's funding mix, the net interest margin could experience some slight contraction during the next quarter.
    The Company made no provision for loan losses in the second quarter of 2005, which resulted in an 83% decline in the provision for the six months ended June 30, 2005, compared with the same period in 2004. Non-performing loans fell approximately 27% compared with the level during the first quarter of 2005. Net charge-offs were down 16% for the quarter and 19% year to date compared with the same periods of 2004. The amount of the quarterly provision for loan losses is calculated in response to these and other factors, and ultimately relies upon an overall internal analysis of the amount of risk in the loan portfolio. Based on this detailed analysis of credit risk, management considers the allowance for loan losses adequate to cover losses inherent in the loan portfolio at June 30, 2005.
    Non-interest income increased 5% and 9%, respectively, for the second quarter and year-to-date period ended June 30, 2005, compared with the same periods in 2004, primarily due to increases in investment management and trust income. Investment management and trust income was up 13% for the quarter and 17% for the year to date compared with the same periods in 2004. Assets under management, at approximately $1.4 billion, were up 12% compared with the level one year ago and speak directly to the increase in investment management and trust income during the quarter. Also contributing to the growth of non-interest income were increases in revenue from bankcard transactions of 30% and 44%, respectively, for the second quarter and year-to-date period compared with 2004 due to growing use of these services by customers. These gains helped offset declines in mortgage banking and brokerage income for the quarter, which were each down 5% for the quarter compared with the prior year. On a year-to-date basis, however, income from mortgage banking and brokerage services rose 8% and 14%, respectively, over the year-earlier period.
    Non-interest expenses increased 11% for both the quarter and year-to-date period compared with the same 2004 periods. An approximate 9% increase in salaries and benefits for the quarter and 8% for the year-to-date period reflected the addition of professional staff along with annual compensation increases. Net occupancy expense was up 20% for the quarter and for the first six months of the year, largely as a result of the opening of new facilities. Data processing expense increased 8% for the quarter and 10% year to date due to ongoing investments in upgraded equipment as the Company continues to improve its infrastructure in support of current and anticipated growth.
    Income tax expense increased 12% for the quarter and 7% for the year-to-date period. The effective tax rate for the second quarter of 2005 was 30.7% compared with 32.2% in 2004. The effective tax rate for the first six months of 2005 was 30.8% compared with 32.1% in 2004. The primary reason for the decline in the Company's effective rate was the purchase of approximately $20 million in bank-owned life insurance during the third quarter of 2004. The income related to this instrument is not subject to tax.
    Total assets for the second quarter increased 12% to $1.27 billion from $1.13 billion at the end of the second quarter of 2004. Loans increased 13% over the year-earlier level primarily due to loan growth, which was very strong in the latter part of 2004 and that has been steady, but more moderate, in 2005. Deposits increased 15% from June 30, 2004, as the Company saw steady growth in the deposit portfolio over the last 12 months.

    S.Y. Bancorp, Inc. was incorporated in 1988 as a bank holding company in Louisville, Kentucky, and is the parent company of Stock Yards Bank & Trust Company, which has locations in Louisville and southern Indiana, as well as a branch in Indianapolis. Stock Yards Bank & Trust Company was established in 1904 in Louisville, Kentucky. S.Y. Bancorp, Inc. is also the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary.

    This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.


                             S.Y. Bancorp
                Summary Unaudited Financial Information
                (in thousands except per share amounts)

                     Second Quarter Ended         Six Months Ended
                           June 30,                   June 30,
                    -----------------------   -----------------------
                       2005         2004         2005         2004
                    ----------   ----------   ----------   ----------
Net interest
  income            $   12,141   $   11,041   $   23,400   $   21,991
Provision for
  loan losses             --            810          225        1,310
                    ----------   ----------   ----------   ----------
Net interest
  income after
  provision for
  loan losses           12,141       10,231       23,175       20,681
Non-interest
  income                 6,871        6,553       13,366       12,240
Non-interest
  expense               11,088       10,032       21,695       19,630
                    ----------   ----------   ----------   ----------
Net income before
  income taxes           7,924        6,752       14,846       13,291
Provision for
  income taxes           2,432        2,173        4,577        4,264
                    ----------   ----------   ----------   ----------
Net income          $    5,492   $    4,579   $   10,269   $    9,027
                    ==========   ==========   ==========   ==========
Net income per share
  Basic             $     0.40   $     0.33   $     0.74   $     0.66
  Fully diluted     $     0.39   $     0.32   $     0.73   $     0.64

Weighted average
  shares outstanding:
    Basic               13,900       13,726       13,928       13,667
    Fully diluted       14,103       14,156       14,153       14,133

                                  June 30,     Dec. 31,     June 30,
                                    2005         2004         2004
                                 ----------   ----------   ----------
Total assets                     $1,265,655   $1,212,015   $1,128,051
Total loans                       1,010,547      984,841      898,038
Non-interest bearing deposits       166,985      159,342      154,851
Interest-bearing deposits           828,483      790,741      712,203
Stockholders' equity                121,049      116,647      106,998
Book value per share                   8.72         8.36         7.75

    Unaudited supplemental financial information for the second quarter and six months ended June 30, 2005 and 2004, may be obtained by following this link: http://www.irinfo.com/syi/2q05fsm.pdf.

    CONTACT: S.Y. Bancorp, Inc., Louisville
             Nancy B. Davis, 502-625-9176